[PICCADILLY LETTERHEAD]

Contact:	Mark L. Mestayer
Chief Financial Officer
(225) 293-9440

PICCADILLY REPORTS PROFITS IN SECOND QUARTER

BATON ROUGE, LOUISIANA (January 29, 2002) – Piccadilly Cafeterias, Inc. (NYSE:PIC) today announced operating results for its second quarter and six months ended December 31, 2001. Income for the second quarter before extraordinary charges was $1.0 million, or $0.10 per share. Net income for the quarter, after extraordinary charges, was $0.2 million, or $0.02 per share, compared to a net loss of $0.6 million, or $(0.06) per share, in the same quarter last year.

The Company previously announced on December 11, 2001, that it had completed a three-year, $20 million senior credit facility with Foothill Capital Corporation, a wholly-owned subsidiary of Wells Fargo & Company (NYSE:WFC), that replaced a smaller $14.4 million senior credit facility with commercial banks. Approximately $11 million of the facility will support commercial letters of credit. In connection with the refinancing, the Company recorded extraordinary charges of approximately $0.5 million for the unamortized financing cost of the replaced senior credit facility. The Company also retired $3.7 million of its long-term debt during the quarter, resulting in an extraordinary charge of approximately $0.3 million, primarily for the write-off of unamortized financing costs.

The Company's net sales for the second quarter were $97.2 million, compared with $111.2 million for the same period in 2000, a decline of 11.6%, due to 27 fewer cafeterias operating in 2001 as compared with the same period in 2000 and same-store sales declines of 6.0%. Sales were adversely impacted early in the quarter by the softening of the economy from the disruption in consumer spending following the events of September 11, 2001. Same-store sales were down 4.0% prior to September 11. The Company launched a major system-wide advertising and marketing campaign in November 2001 and sales did improve to pre-September 11 levels later in the quarter.

Income for the six months ended December 31, 2001, before extraordinary charges was $2.2 million, or $0.21 per share. Net income for the six months ended December 31, 2001, after extraordinary charges, was $0.3 million, or $0.03 per share, compared to a net loss of $2.5 million, or $(0.24) per share, in the prior year six-month period. Extraordinary charges included in the current year six-month period include the $0.8 million recorded in the second quarter and discussed above and $1.1 million in the first quarter related to the Company's retirement of $9.4 million of its long-term debt. Prior year first quarter results include a $0.5 million non-cash charge related to eight cafeteria closings and a $0.3 million writeoff of goodwill for four Morrison units included in the eight cafeteria closings.

Earnings before extraordinary and nonrecurring charges, interest, taxes, depreciation, and amortization (EBITDA) for the six months ended December 31, 2001 were $13.2 million, up $3.6 million over the same six-month period last year. EBITDA for the quarter ended December 31, 2001 was $6.4 million, up $1.0 million compared with last year's second quarter. The improvements in earnings and EBITDA are primarily the results of: (1) improving labor efficiencies, (2) the closing of non-performing cafeterias, and (3) a reduction in corporate overhead due to management restructuring completed in the fourth quarter of fiscal 2001.

The Company's net sales for the six months ended December 31, 2002 were $195.4 million, compared with $220.8 million for the same period in 2000, a decline of 11.5%, primarily due to 27 fewer cafeterias operating in 2001 as compared with the same period in 2000. Same-store sales decreased 5.5% and were adversely impacted by the events of September 11.

Ronald A. LaBorde, Chairman and Chief Executive Officer, commented, "We are pleased that our financial restructuring has been completed. Operationally, we are encouraged by the efficiencies achieved thus far in the fiscal year as we implement our strategic business plan. We're laying a foundation for the future and are encouraged by our results so far. While the operational efficiencies that we have achieved this fiscal year are positive for the Company, we remain focused on building sales and increasing guest traffic.

Our sales trends were impacted by the tragic events of September 11 in the early part of the quarter. The marketing program to introduce "The Dilly is Back" campaign, beginning November 1, 2001, which included radio and direct mail advertising, was very well received by our guests and we believe contributed to our improved sales trends in the last two months of the quarter."

The Company implemented its "Craving Shrimp" campaign in January 2002, consisting of point-of-purchase materials and direct mail advertising focused on a $7.99 Shrimp Platter and an $8.99 Shrimp Creole Supreme meal. This promotion is designed to generate guest interest in the Company's quality shrimp entrées. In February, the Company will introduce a "Kid's Night" promotion and a "Prime Time For Seniors" program.

The Company also announced it has evaluated its cafeteria remodeling program and will test a new approach in two Baton Rouge, Louisiana cafeterias. The remodels will be completed in February and April 2002. The remodeling will include physical changes to the exterior of the facilities to enhance curb appeal as well as refurbishing the dining rooms. The new look will include brighter colors and a warm, appealing dining atmosphere. Both cafeterias have existing take-out facilities, which will be updated with the new look. In addition, a drive-up/pick-up window will be added as a test in one of the cafeterias. In conjunction with the remodelings, the Company will introduce new training and uniforms for its team members to enhance guest service and hospitality. Changes will be made to enhance the presentation of food and beverages. A marketing support plan will announce the new look and create a celebration for the Baton Rouge community. Mr. LaBorde added, "We are excited about these initiatives, which we believe will have a positive impact on the dining experience of all of our guests."

The Company announced that it will provide an online Web simulcast of its second quarter 2002 earnings conference call on Tuesday, January 29, 2002. The Company will release its results for the second quarter and six months ended December 31, 2001, that morning.

The live broadcast of Piccadilly's conference call will begin at 3:00 p.m. Eastern Time on Tuesday, January 29, 2002. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue through March 1, 2002. A link to these events will be available at the Company's website: www.piccadilly.com.

Piccadilly is a leader in the family-dining segment of the restaurant industry and operates 215 cafeterias in the Southeastern and Mid-Atlantic states. For more information about the Company go to our website at www.piccadilly.com.

Forward-looking statements regarding management's present plans or expectations may differ materially from actual results. These plans and expectations involve risks and uncertainties relative to certain factors including return expectations, allocation of resources, changing economic or competitive conditions, advertising effectiveness, the ability to achieve cost reductions, the ability to secure long-term financing, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which may result in material differences.
PICCADILLY CAFETERIAS, INC.
Reconciliation of Net Income as Reported to Net Income Adjusted for Certain Charges (1) (Unaudited)
(Amounts in thousands, except per share data)
	Three Months Ended December 31,		Six Months Ended December 31,

	2001	2000	2001	2000

Net income (loss) as reported	$223	$(587)	$314	$(2,520)
Non-recurring items net of tax effect:
Extraordinary loss on replacement of Hibernia credit facility	329	---	329	---
Extraordinary loss on early retirement of debt	475	---	1,577	---
Cafeteria impairment charges	---	---	---	340
Write-off of goodwill	---	---	---	300

Net income (loss) adjusted for non-recurring items	$1,027	$(587)	$2,220	$(1,880)

Net income (loss) per share adjusted for non-recurring or unusual items–basic and diluted	$.10	$(.06)	$.21	$(.18)

EBITDA (1)

Net income (loss) adjusted for non-recurring items	$1,027	$(587)	$2,220	$(1,880)
Interest expense	1,946	2,203	4,123	4,398
Income taxes	---	(279)	---	(971)
Depreciation	3,416	3,907	6,882	7,826
Amortization	---	113	---	225

EBITDA	$6,389	$5,357	$13,225	$9,598

(1) Net income (loss) adjusted for certain charges and EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities or other GAAP measures of operating performance. Rather, this information is presented as a supplemental financial measure that we believe provides relevant and useful information.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
Piccadilly Cafeterias, Inc.

(Amounts in thousands – except per share data)

	Three Months Ended December 31		Six Months Ended December 31

	2001	2000	2001	2000

Net sales	$ 98,256	$ 111,202	$ 195,446	$ 220,757
Cost and expenses:
Cost of sales	55,223	65,600	110,058	130,597
Other operating expense	37,351	40,898	73,573	81,431
Provision for unit impairments and closings	---	---	---	540
Amortization and write-off of goodwill	---	113	---	527
General and administrative expense	3,002	3,592	5,854	7,399
Interest expense	1,946	2,203	4,123	4,398
Other expense (income)	(293)	(338)	(382)	(444)

	97,229	112,068	193,226	224,448

Income (Loss) Before Income Taxes and Extraordinary Charge	1,027	(866)	2,220	(3,691)
Provision for income taxes	---	(279)	---	(1,171)

Income (Loss) Before Extraordinary Charge	1,027	(587)	2,220	(2,520)

Extraordinary charge - loss on early retirement of debt	804	---	1,906	---

Net Income (Loss)	$ 223	$ (587)	$ 314	$ (2,520)

Weighted average number of shares outstanding	10,503	10,503	10,507	10,504

Net income (loss) per share before extraordinary charge – basic and assuming dilution	$ .10	$ (.06)	$ .21	$ (.24)

Extraordinary charge per share – basic and assuming dilution	$ (.08)	$ ---	$ (.18)	$ ---

Net income (loss) per share – basic and assuming dilution	$ .02	$ (.06)	$ .03	$ (.24)

PICCADILLY CAFETERIAS, INC.
Condensed Balance Sheets (Unaudited)
(Amounts in thousands)
Balances at	December 31, 2001	June 30, 2001
ASSETS
Current Assets
Cash and cash equivalents	$5,621	$851
Inventories	11,875	12,232
Deferred income taxes	---	4,289
Receivables and other	2,930	2,115

Total Current Assets	20,426	19,487
Property, Plant and Equipment, net	104,913	120,565
Goodwill, net	3,666	4,509
Other Assets	11,328	14,017

Total Assets	$140,333	$158,578

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$11,370	$10,163
Accrued salaries, benefits and related taxes	17,146	18,396
Other accrued expenses	10,304	10,143

Total Current Liabilities	38,820	38,702
Notes Payable, net of unamortized discount	43,463	54,976
Deferred Income Taxes	---	4,289
Reserve for Cafeteria Closings	6,747	8,469
Other Noncurrent Liabilities, less current portion	7,738	8,891
Shareholders' Equity	43,565	43,251

Total Liabilities and Shareholders' Equity	$140,333	$158,578